Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.
Reports Record First Quarter Results;
Same Store Revenues Up 4.4%;
Diluted EPS $.45;
Increases Earnings Guidance

ATLANTA, April 26, 2010 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential and office furniture, consumer electronics, home appliances and accessories, today announced record revenues and earnings for the three months ended March 31, 2010.
For the first quarter of 2010, revenues increased 4% to $495.3 million compared to $474.0 million for the first quarter in 2009. Net earnings from continuing operations increased 5% to $37.0 million versus $35.4 million last year. Diluted earnings per share from continuing operations and diluted earnings after considering discontinued operations per share were $.45 compared to $.43 per share a year ago, a 5% increase. The Company’s other revenues in the first quarter of last year included $5.7 million in gains from the sales of Company-operated stores to franchisees. There were no similar sales in the first quarter of 2010.
The Company announced a 3-for-2 stock split effected in the form of a 50% stock dividend on both Common Stock (AAN) and Class A Common Stock (AAN.A) on March 23, 2010. New shares were distributed on April 15, 2010 to shareholders of record as of the close of business on April 1, 2010. The Company’s first quarter earnings per share and weighted average shares outstanding have been restated to reflect this stock split.

“As has been the case for a long time we are once again pleased with our quarterly results, which were at the high end of our expectations,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s. “We have a very predictable, annuity type business that has performed well over the years in all sorts of economic climates. Our customer base remains large, the demand for our household furnishings is strong, and we believe the potential for continued growth still remains quite positive. We anticipate that 2010, our fifty-fifth year, will be another excellent year.”
Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 4.4% during the first quarter of 2010 compared to the first quarter of 2009. Same store revenues also increased 2.9% for Company-operated stores open for over two years at the end of March 2010. The Company had 840,000 customers and its franchisees had 453,000 customers at the end of the quarter, a 12% increase in total customers over the number at the end of March 2009 (customers of our franchisees, however, are not customers of Aaron’s, Inc.). The customer count on a same store basis for Company-operated stores was up 7.4% in the first quarter compared to the same quarter last year.

Division Results
Revenues in the Aaron’s Sales & Lease Ownership division increased in the first quarter to $490.6 million, a 5% increase over the $469.3 million in revenues in the first quarter of 2009.
The revenues of the Aaron’s Office Furniture stores decreased 28% to $3.9 million in the first quarter of 2010 compared to $5.4 million in the first quarter of 2009. The Aaron’s Office Furniture stores recorded pre-tax losses of $1.4 million in the first quarter of 2010 and $859,000 in the first quarter of 2009. Although the office furniture market is very difficult in this economy, we have plans in place and have been making changes which we believe will result in improved financial performance of the stores in the latter half of 2010.
There was a net loss from discontinued operations in the first quarter of 2009 of $209,000.

Components of Revenue
Consolidated lease revenues and fees increased 6% for the first quarter compared to the previous year. In addition, franchise royalties and fees increased 14% in the first quarter compared to the same periods last year. Non-retail sales, which are primarily sales of lease merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 3% for the quarter compared to the first quarter last year. The increases in the Company’s franchise royalties and fees and non-retail sales are the result of an increase in revenues of the Company’s franchisees, which collectively had revenues of $220.2 million during the first quarter, a 14% increase over the comparable 2009 period. Same store revenues for franchised stores were up 5.2% for the first quarter of 2010 compared to the first quarter of 2009. Revenues of franchisees, however, are not revenues of Aaron’s, Inc.
As previously mentioned, the Company’s other revenues in the first quarter of 2009 included $5.7 million in gains from the sales of Company-operated stores. There were no store sales in the first quarter of 2010.

Store Count
During the first quarter of 2010 the Aaron’s Sales & Lease Ownership division opened 12 new Company-operated stores and 9 new franchised stores. It also acquired three franchised stores and one store from an unaffiliated operator, and acquired the accounts of four third party stores. Seven Company-operated stores and one franchised store were closed during the quarter. In addition, three Aaron’s Office Furniture stores were closed.
During the first quarter of 2010 the Company awarded area development agreements to open 14 additional franchised stores. At the end of March 2010 there were development agreements awarded to open 268 franchised stores that we expect will open over the next several years.
At March 31, 2010 the Aaron’s Sales & Lease Ownership division consisted of 1,080 Company-operated stores, 595 franchised stores, 11 Company-operated RIMCO stores, and seven franchised RIMCO stores. The Company also had 12 Aaron’s Office Furniture stores. The total number of stores open at the end of March 2010 was 1,705.

Second Quarter and Full Year 2010 Outlook
The Company is updating its guidance for 2010 and expects to achieve the following at this time:
-	Second quarter revenues (excluding revenues of franchisees) of approximately $445 million.

-	Second quarter diluted earnings per share, after the stock split, in the range of $.37 to $.41 per share, assuming no significant store or asset sales.

-	Fiscal year 2010 revenues (excluding revenues of franchisees) of approximately $1.85 billion.

-	Fiscal year 2010 diluted earnings per share, after the stock split, in the range of $1.48 to $1.60, an increase over the previous guidance of $1.43 to $1.57.

-
New store growth of approximately 5% to 9% over the store base at the end of 2009, for the most part an equal mix between Company-operated and franchised stores. We expect that this will be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

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The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call
Aaron’s will hold a conference call to discuss its quarterly financial results on Monday, April 26, 2010, at 5:00 pm Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.
Aaron’s, Inc., based in Atlanta, currently has more than 1,705 Company-operated and franchised stores in 48 states and Canada. The Company’s MacTavish Furniture Industries division manufactured approximately $72 million at cost of furniture and bedding at 11 facilities in five states in 2009. The majority of production of MacTavish is for shipment to Aaron’s stores.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2010	2009

Revenues:
Lease Revenues and Fees	$366,697	$344,502
Retail Sales	15,086	15,875
Non-Retail Sales	96,076	92,966
Franchise Royalties and Fees	14,927	13,107
Other	2,483	7,500
Total	495,269	473,950

Costs and Expenses:
Retail Cost of Sales	8,962	9,405
Non-Retail Cost of Sales	87,363	84,312
Operating Expenses	206,459	196,517
Depreciation of Lease Merchandise	132,080	125,204
Interest	843	1,276
Total	435,707	416,714

Earnings from Continuing Operations Before Taxes	59,562	57,236
Income Taxes	22,587	21,876
Net Earnings from Continuing Operations	36,975	35,360
(Loss) from Discontinued Operations, Net of Tax	-	(209)
Net Earnings	$36,975	$35,151
Earnings Per Share:
From Continuing Operations	$.45	$.44
From Discontinued Operations	.00	.00
Total	$.45	$.44
Earnings Per Share Assuming Dilution:
From Continuing Operations	$.45	$.43
From Discontinued Operations	.00	.00
Total	$.45	$.43
Weighted Average Shares Outstanding (1)	81,399	80,648
Weighted Average Shares Outstanding Assuming Dilution (1)	82,148	81,549

(1) Shares have been adjusted for the effect of the 3-for-2 partial stock split distributed on April 15, 2010 and effective April 16, 2010.

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	March 31, 2010	December 31, 2009
Cash and Cash Equivalents	$112,667	$109,685
Accounts Receivable, Net	65,141	66,095
Lease Merchandise, Net	746,967	682,402
Property, Plant and Equipment, Net	193,953	216,590
Other Assets, Net	255,001	246,684

Total Assets	1,373,729	1,321,456

Interest Bearing Debt	1,822	-
Senior Notes	36,000	36,000
Total Liabilities	448,801	434,196
Shareholders’ Equity	$924,928	$887,260